Press Release of 8/14/06

Chembio Reports Second Quarter and First Half 2006 Financial Results

Net Product Sales Increase 93% Compared to the Second Quarter of 2005

MEDFORD, N.Y. - August 14, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) reported second quarter and first half 2006 financial results.

Revenues for the second quarter of 2006 were $1.64 million, an 81% increase compared to second quarter 2005 revenues of $906,000. Net product sales for the second quarter increased 93% to $1.57 million compared to $814,000 for the second quarter of 2005. The second quarter 2006 net loss attributable to common stockholders was $1.34 million or $0.13 per share compared to a net loss attributable to common stockholders of $1.09 million or $0.15 per share for the second quarter of 2005.

Revenues for the first six months of 2006 were $2.87 million, a 75% increase compared to revenues for the first six months of 2005 of $1.64 million. Net product sales for the first six months of 2006 increased 136% to $2.74 million compared to $1.16 million for the first six months of 2005. Net loss attributable to common stockholders for the first six months of 2006 was $3.27 million, or $0.34 per share, compared to a net loss attributable to common stockholders of $4.59 million, or $0.64 per share, for the first six months of 2005.

The second quarter and first half 2006 revenue growth was attributable to increased sales of the Company’s rapid HIV and Chagas tests. Rapid HIV test revenue for the second quarter of 2006 increased approximately 79% to $885,000 as compared to $494,000 in the second quarter of 2005. Chagas test revenue for the second quarter of 2006 increased to $458,000 as compared to $11,000 in the second quarter of 2005. Rapid HIV test revenue for the first six months of 2006 increased approximately 143% to $1.42 million as compared to $584,000 in the first six months of 2005. Chagas test revenue for the first six months of 2006 increased to $942,000 as compared to $36,000 in the first six months of 2005.

Financial Outlook
The Company believes that sales of its HIV products will continue to increase in 2006 as a result of both the international marketing strategies that were implemented in 2005 and sales to the United States market now possible after approval in May 2006 from the U.S. Food and Drug Administration (FDA) for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM). The Company also expects to generate additional revenues in 2006 from its Chagas STAT-PAK(TM) rapid test. Furthermore, the Company expects to commercially release its PrimaTB STAT-PAK(TM) rapid test in late 2006 and to begin generating revenues from that product in early 2007.

Recently the Company:
•
Received an approval letter from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test Pre-Market Applications (PMAs). Chembio is in discussions with potential partners for the marketing of these FDA approved products in the U.S. We have also submitted Clinical Laboratory Improvement Act (“CLIA”) waiver applications for these products.

•
Introduced initial prototypes of a new patent pending rapid test technology, Dual Path Platform (DPP(TM)), that offers significant advantages over conventional single path lateral flow technology. Chembio intends to develop new tests using the DPP as well as license it to other companies for use in their tests. Chembio has completed initial internal studies on an HIV test using the DPP and oral fluid samples.

•
Shipped our first orders to Nigeria based upon the Nigerian Ministry of Health designating Chembio’s HIV 1/2 STAT-PAK(TM) as a screening test in four out of the eight testing protocols that comprise Nigeria's Interim National Testing Algorithm.

“Chembio Diagnostics is very well positioned in all of its markets," said Lawrence Siebert, President and CEO. “The international market is growing rapidly as funded HIV treatment programs strive to reach treatment goals. Internationally, there is an expected overall demand for several hundred million rapid HIV tests over the next few years. The U.S. market is also growing rapidly and is expected to expand even further in the coming years boosted by CDC’s recommendation for routine HIV testing and the possibility for FDA approval of over the counter sales of rapid HIV tests.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Chembio Diagnostics, Inc.
Summary of Results of Operations

	Second Quarter 2006	Second Quarter 2005	First Six months of 2006	First Six months of 2005
Total Revenues	$1,637,236	$905,689	$2,874,903	$1,637,574

Gross Profit	564,434	269,309	999,973	536,644

Operating Loss	(1,120,352)	(886,908)	(2,375,266)	(1,510,383)

Net Loss	(1,127,375)	(875,142)	(2,391,090)	(1,495,127)

Preferred Dividends	207,937	212,061	420,860	394,239

Accreted Beneficial Conversion to preferred stock	-	-	463,434	2,698,701

Net Loss Attributable to Common Stockholders	(1,335,312)	(1,087,203)	(3,275,384)	(4,588,067)

Loss per share	$(0.13)	$(0.15)	$(0.34)	$(0.64)

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Susan Morgenbesser
212-825-3210